SCHEDULE 14A

                                 (RULE 14a-101)


                            SCHEDULE 14A INFORMATION

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                       the Securities Exchange Act of 1934

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                            WESTMORELAND COAL COMPANY
                            -------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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
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                Westmoreland Announces Results of Tender Offer;
                 Confirms May 12, 1999 Shareholder Meeting Date
                -----------------------------------------------

Colorado Springs,  CO - April 8, 1999 -- Westmoreland Coal Company (OTC Bulletin
Board: WMCL) announced the results of its tender offer for up to 1,052,631 of its 2,300,000 outstanding depositary shares, each representing one quarter of a share of Series A Convertible Exchangeable Preferred Stock, at $19.00 per depositary share. The tender offer expired at 5:00 pm April 7, 1999. 1,683,903 depositary shares were tendered in response to the offer. Westmoreland has accepted for payment (and thereby purchased) 1,052,631 depositary shares and paid First Chicago Trust Company of New York, the depositary for the tender offer (the "Depositary"), $19,999,989 in full payment for the shares purchased in the offer. Because the number of shares tendered exceeded the maximum number of shares offered to be purchased by the Company, a proration factor of approximately 62.5% will be applied to all shares tendered. As a result, shareholders who tendered shares can expect to have approximately 62.5% of the shares they tendered accepted for purchase. Holders of depositary shares tendered and accepted will receive payment as soon as practicable from the Depositary. Shares not accepted due to the proration will be promptly returned to the holders.

The Company also reported that, because of the one day extension of the tender offer necessitated by technical difficulties with the Depository Trust Company's Automated Tender Offer Program previously reported, the date for Westmoreland's shareholders' meeting has been rescheduled from May 11 to May 12, 1999. The change in meeting date was necessary in order to remain in compliance with the Master Agreement among the Company, certain of its subsidiaries, the UMWA Health and Benefit Funds, the UMWA and the Official Committee of Equity Security Holders, which facilitated the dismissal of the Company's bankruptcy case.

Certain information required by the Rules of the Securities and Exchange Commission ("SEC")
Westmoreland  Coal Company (the  "Company")  and the following  Directors of the
Company may be deemed to be participants in the Company's solicitation of proxies for its upcoming meeting of stockholders: Pemberton Hutchinson, William
R. Klaus, Thomas W. Ostrander, Christopher K. Seglem, Edwin E. Tuttle, Robert E. Killen and James W. Sight. Employee participants may include Gregory M. Daniels (Vice President Human Resources and President, Virginia Division of the Company) Paul W. Durham (Assistant General Counsel and Assistant Secretary), Charles H. Finkenstadt, Jr. (Corporate Secretary), R. Page Henley, Jr. (Senior Vice
President, Acquisitions and Development and Government Affairs, President Westmoreland Coal Sales Company), Robert J. Jaeger (Senior Vice President of Finance and Treasurer), Diane S. Jones (Manager, Business Development &
Corporate Relations), Larry W. Mikkola (Controller of the Company and Vice President Westmoreland Resources), Christopher K. Seglem (Chairman of the Board, President and Chief Executive Officer), and Theodore E. Worcester (Senior Vice President of Law and Administration, General Counsel and Assistant Secretary). Subsidiary Director participants may include Clyde Joseph Presley and Ronald W. Stucki. Subsidiary employee participants may include Edward J. Demeter (Vice President - Distribution, Westmoreland Coal Sales), W. Michael Lepchitz (President and General Counsel, Westmoreland Energy, Inc.), David W. Simpson (President, Westmoreland Resources, Inc.) and Gregory S. Woods (Executive Vice President, Westmoreland Energy, Inc.). The above named individuals collectively beneficially own approximately 1,536,078 shares, or approximately 21.0% of the Company's outstanding common stock (excluding shares of common stock that may be obtained upon conversion of the Company's Depositary Shares). Such individuals also collectively beneficially own approximately 48,650 Depositary Shares, or approximately 2.1% of the outstanding Depositary Shares, which are convertible into 83,094 shares of the Company's common stock. For a description of certain other interests of the foregoing individuals, please see the Company's preliminary proxy statement for the upcoming stockholders meeting filed with the Securities and Exchange Commission on April 1, 1999.


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           For further information contact Diane Jones (719) 442-2600